HUBCO , INC.
                                                 1000 MacArthur Blvd.
                                                 Mahwah, NJ 07430
                                                 (NASDAQ:HMC)


AT HUBCO:


Kenneth T. Neilson                         Joseph F. Hurley
Chairman, President & CEO                  Executive Vice President & CFO
(201) 236-2631                             (201) 236-6141

FOR IMMEDIATE RELEASE
April 13, 1999

            HUBCO, Inc. Reports a 49% Increase in Earnings Per Share


                  Mahwah, New Jersey, April 13, 1999 -- HUBCO, Inc. (NASDAQ:HUBC) , today reported record first quarter earnings of $24.6 million or $0.61 per share on a diluted basis, compared with operating earnings of $17.2 million or $0.41 per share for the same period in 1998. These results represent a 49% increase in diluted earnings per share. Including merger-related and restructuring charges, first quarter 1998 earnings were $14.9 million and $0.35 per diluted share. HUBCO's Return on Average Assets was 1.52% and Return on Average Equity was 23.10% for the 1999 quarter.


                  "We are pleased to announce the strong financial results reflecting the successful integration of our recent acquisitions." said Ken Neilson, HUBCO's Chairman and CEO. "The recently completed consolidation of our three banking subsidiaries further enhances the customer convenience we deliver within the Tristate market and will allow for branding of our customer experience."


                  Net interest income was $62. 5 million in both the first quarters of 1999 and 1998. HUBCO's net interest margin for the first quarter of 1999 was 4.16% compared to 4.27% in the first quarter of 1998 and 4.04% in the fourth quarter of 1998. Noninterest income increased to $16.6 million, which is up from $11.5 million in the 1998 first quarter and also reflects an 18% increase over the 1998 fourth quarter. These increases reflect higher income from the Shoppers Charge and mortgage divisions and increased sales of investment products.


                  Noninterest expenses for the first quarter of 1999 declined 10% to $39.7 million from $44.3 million reported in 1998 excluding merger costs. This decrease primarily reflects cost savings resulting from the integration of the 1998 acquisitions. HUBCO's efficiency ratio (a ratio of noninterest expense to recurring tax equivalent income) was 46.2% for the first quarter of 1999, compared to 46.9% in the fourth quarter of 1998 and 55.5% in the first quarter of 1998.


                  At March 31, 1999, non-performing assets totaled $20.1 million (0.29% of total assets) and non-performing loans were $19.2 million (0.56% of total loans). Non-performing assets were $24.6 million at December 31, 1998. The Allowance for Possible Loan Losses totaled $54.5 million at quarter end and represented 284% of non-performing loans and 1.59% of total loans. The provision for possible loan losses was $2.5 million for the first quarter of 1999 and $6.3 million for the first quarter of 1998. The decline was primarily attributable to the inclusion in the 1998 period of a $3.5 million provision taken by the former Bank of the Hudson to bring its reserve policy in line with HUBCO's.


                  HUBCO's total assets at March 31, 1999 were $7.0 billion. Loans totaled $3.4 billion, deposits were $4.9 billion and stockholders' equity was $427 million. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution, with HUBCO's leverage capital ratio at approximately 6. 7%.


                  HUBCO, Inc. is a multi-state bank holding company with over 160 offices in New Jersey, New York and Connecticut. The Company recently consolidated its three banking subsidiaries -- Hudson United Bank, Lafayette American Bank and Bank of the Hudson - into a single bank operating under the name Hudson United Bank. The Company also recently announced its intention to change its name to Hudson United Bancorp, subject to approval by shareholders at HUBCO's annual meeting on April 21.


                  This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words as "believes" , "expects", and similar words or variations. Such statements are not historical facts and involve certain risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, loan loss provisions, customer retention, failure to realize expected cost savings or revenue enhancements from acquisitions, or failure of the company's Year 2000 compliance program to effectively address Year 2000 computer problems. HUBCO assumes no obligation for updating any such forward-looking statements at any time.



                                   HUBCO, INC.
                              Financial Highlights
                      (in thousands, except per share data)



                                                                                           Three Months Ended
                                                                                                March 31
                                                                                         1999           1998
                                                                                         ----           ----
Net Interest Income                                                                    $62,547         $62,540
Provision for Possible Loan Losses                                                       2,500           6,278
Security Gains                                                                             914           3,050
Noninterest Income                                                                      16,565          11,493
Noninterest Expense                                                                     39,679          44,250
Merger-related and Restructuring Charges (1)                                                 -           3,265
Pretax Income                                                                           37,847          23,290
Tax Expense                                                                             13,246           8,356
Net Income                                                                              24,601          14,934
Basic Earnings Per Share                                                                   .62             .36
Diluted Earnings Per Share                                                                 .61             .35
Diluted  Earnings Per Share excluding  Merger-related  and  Restructuring                  .61             .41
Charges
Return on Average Assets                                                                 1.52%           0.95%
Return on Average Equity                                                                23.10%          11.84%
Weighted Average Shares - Basic (2)                                                     39,983          41,016
Weighted Average Shares - Diluted (2)                                                   40,596          42,356

                                                                                            As Of March 31
                                                                                         1999           1998
                                                                                         ----           ----
Total Assets                                                                        $7,046,067      $6,528,972
Total Loans                                                                          3,424,314       3,597,638
Total Deposits                                                                       4,931,967       5,314,501
Stockholders' Equity                                                                   427,169         515,180


(1) 1998 includes $3.3 million pre-tax ($2.3 million after-tax) of merger-related and restructuring charges resulting from 1998 acquisitions.


(2) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.